Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
April 28, 2015

Media Contact:	Investor Contact:
Melanie Moir	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8790	Phone: 503-464-7395

Portland General Electric announces first quarter results
Earnings guidance revised due to warm winter weather

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $50 million, or 62 cents per diluted share, for the first quarter of 2015. This compares with net income of $58 million, or 73 cents per diluted share, for the first quarter of 2014. PGE is revising 2015 earnings guidance from the previously reported range of $2.20 - $2.35 per diluted share to $2.05 - $2.20 per diluted share. The decrease in net income quarter over quarter and revised guidance is due to significantly lower retail revenues from warmer weather, which impacted first quarter 2015 financial results by approximately $0.20 per diluted share.

“Record warm temperatures in the state this winter were the primary driver behind lower-than-expected retail sales, earnings and our revision in 2015 earnings guidance,” said Jim Piro, president and chief executive officer. “Our continued strong operating performance, management of operating costs and the continued economic growth in our operating area put us in a good position to end the year within our revised guidance range of $2.05 to $2.20 per diluted share.”

Company Updates

Generation Projects: Construction on the Carty Generating Station is on schedule for the 440 megawatt natural gas-fired baseload power plant located near Boardman, Ore.  The plant is expected to be placed into service during the second quarter of 2016 at an estimated cost of $450 million, excluding allowance for funds used during construction (AFDC). Carty’s gas turbine and generator have been installed and the steam turbine and steam turbine generator have been shipped. Welding on the heat recovery steam generator piping is ongoing, and the construction percentage complete is approximately 50 percent.

2016 General Rate Case: In February, PGE filed a general rate case with a 2016 test year which would result in an overall price increase of 3.7 percent effective in 2016, primarily to recover the costs associated with the Carty Generating Station. The request is based on a return on equity of 9.90 percent, a capital structure of 50 percent debt and 50 percent equity, and rate base of $4.5 billion. PGE expects the Oregon Public Utility Commission to issue a final order with approved price changes before the end of 2015.

Exhibit 99.1

First quarter operating results

Retail revenues decreased $22 million, or 5 percent, to $447 million for the first quarter of 2015 from $469 million for the first quarter of 2014. The decrease consisted of:

•
$16 million decrease related to an overall 3.5 percent lower volume of energy delivered in the first quarter of 2015 compared with the first quarter of 2014 with residential and commercial energy deliveries decreasing 11.2 percent and 1.2 percent, respectively, largely due to warmer weather in the first quarter of 2015, partially offset by industrial energy deliveries increasing 9.3 percent; and

•
$6 million decrease related to various supplemental tariff changes, including the return of $4 million to customers in 2015 of proceeds received in connection with the settlement of a legal matter related to the operation of the Independent Spent Fuel Storage Installation at the Trojan nuclear power plant, which was closed in 1993 (offset in depreciation and amortization).

Net variable power costs (purchased power and fuel expense, net of wholesale revenues) decreased $25 million for the first quarter of 2015 compared with the first quarter of 2014. The decrease consisted of the following:

•
$23 million decrease in purchased power and fuel costs, with $20 million related to an 11 percent decline in the average variable power cost per MWh and $3 million related to a 2 percent decline in total system load; and

•
$2 million increase in wholesale revenue, with $9 million related to a 52 percent increase in wholesale sales volume, partially offset by $7 million related to a 28 percent decrease in the average wholesale price.

The decrease in the average variable power cost per MWh was driven largely by the economic displacement of a greater amount of thermal generation with purchased power during the first quarter of 2015 relative to the comparable period of 2014, combined with increases in energy received from hydro resources and wind generating resources. For the first quarters of 2015 and 2014, actual NVPC were $2 million and $3 million, respectively, below baseline NVPC included in the annual power cost update tariff. Forecasted NVPC for 2015 are expected to be within the deadband of the power cost adjustment mechanism; accordingly, no estimated collection from, or refund to customers, has been recorded.

Generation, transmission and distribution expense increased $8 million, or 15 percent, in the first quarter of 2015 compared with the first quarter of 2014. The increase is largely due to $3 million higher information technology expenses, $3 million higher operating maintenance expenses due to the addition of two new generating resources and the acquisition of an additional 10 percent interest in Boardman in December 2014. These increases were in line with approved costs in our 2015 general rate case. Timing of the annual planned maintenance outage at Boardman in 2015 combined with the unplanned outage at Colstrip in January 2014, which reduced run time, served to increase expenses $2 million in the first quarter 2015.

Administrative and other expense in the first quarter of 2015 increased $6 million, or 11 percent, compared with the first quarter of 2014, and was largely due to $3 million in higher information technology expenses and proceeds received of $2 million in 2014 for the settlement of injuries and damages claims. These costs were in line with our 2015 general rate case.

Interest expense increased $5 million, or 20 percent, in the first quarter of 2015, compared with the first quarter of 2014, with $4 million related to a higher average balance of debt outstanding and $1 million related to lower AFDC from the completion of construction of two new generating resources in December 2014.

Income tax expense was $10 million in the first quarter of 2015 compared with $20 million in the first quarter of 2014. The decrease is largely due to lower pre-tax income for 2015 compared to 2014. The timing of recognition of state and federal tax credits, partially offset by an increase in expense associated with lower AFDC equity, primarily accounted for the remainder of the reduction.

Exhibit 99.1

2015 earnings guidance

PGE revised 2015 earnings guidance from $2.20 - $2.35 per share to $2.05 - $2.20 per share. The decrease in guidance is due primarily to significantly lower retail revenues from warmer weather, which impacted first quarter 2015 financial results by approximately $0.20 per diluted share. The company will continue to monitor financial performance through the remainder of the year and look for opportunities to temporarily reduce operating costs to offset some of the lower retail loads in the first quarter. At this time PGE is not providing updated guidance on operating and maintenance expenses for 2015. Earnings guidance is also based on the following additional assumptions:

•	Retail deliveries growth adjusted for weather of approximately 1 percent;

•	Below average hydro conditions;

•	Normal thermal plant and wind operations for the remainder of the year;

•	Depreciation and amortization expense between $300 and $310 million; and,

•	Capital expenditures of approximately $609 million.

First quarter 2015 earnings call and web cast — Apr. 28

PGE will host a conference call with financial analysts and investors on Tue., Apr. 28, at 11 a.m. ET. The conference call will be webcast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 2 p.m. ET on Tue., Apr. 28 through Tue., May 5.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 844,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity; the sale of excess energy during periods of low demand or low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power

Exhibit 99.1

costs; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.

POR-F
Source: Portland General Electric Company

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues, net	$473	$493
Operating expenses:
Purchased power and fuel	161	184
Generation, transmission and distribution	62	54
Administrative and other	60	54
Depreciation and amortization	75	75
Taxes other than income taxes	30	28
Total operating expenses	388	395
Income from operations	85	98
Interest expense (1)	30	25
Other income (expense):
Allowance for equity funds used during construction	4	6
Miscellaneous income (expense), net	1	(1)
Other income, net	5	5
Income before income tax expense	60	78
Income tax expense	10	20
Net income	$50	$58

Weighted-average shares outstanding (in thousands):
Basic	78,271	78,992
Diluted	81,466	80,156
Earnings per share:
Basic	$0.64	$0.74
Diluted	$0.62	$0.73
Dividends declared per common share	$0.280	$0.275

(1) Net of an allowance for borrowed funds used during construction of $3 million and $4 million in the first quarters of 2015 and 2014, respectively.

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$27	$127
Accounts receivable, net	129	149
Unbilled revenues	75	93
Inventories	95	82
Regulatory assets—current	125	133
Other current assets	133	115
Total current assets	584	699
Electric utility plant, net	5,789	5,679
Regulatory assets—noncurrent	545	494
Nuclear decommissioning trust	90	90
Non-qualified benefit plan trust	34	32
Other noncurrent assets	49	48
Total assets	$7,091	$7,042

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$137	$156
Liabilities from price risk management activities - current	107	106
Current portion of long-term debt	322	375
Accrued expenses and other current liabilities	243	236
Total current liabilities	809	873
Long-term debt, net of current portion	2,134	2,126
Regulatory liabilities—noncurrent	911	906
Deferred income taxes	636	625
Unfunded status of pension and postretirement plans	239	237
Liabilities from price risk management activities—noncurrent	176	122
Asset retirement obligations	119	116
Non-qualified benefit plan liabilities	106	105
Other noncurrent liabilities	22	21
Total liabilities	5,152	5,131
Total equity	1,939	1,911
Total liabilities and equity	$7,091	$7,042

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net income	$50	$58
Depreciation and amortization	75	75
Other non-cash income and expenses, net included in Net income	20	25
Changes in working capital and other, net	(11)	—
Net cash provided by operating activities	134	158
Cash flows from investing activities:
Capital expenditures	(178)	(185)
Other, net	11	6
Net cash used in investing activities	(167)	(179)
Cash flows from financing activities:
Repayment of long-term debt, net of issuances	(45)	—
Dividends paid	(22)	(22)
Net cash provided by financing activities	(67)	(22)
Decrease in cash and cash equivalents	(100)	(43)
Cash and cash equivalents, beginning of period	127	107
Cash and cash equivalents, end of period	$27	$64

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Revenues (dollars in millions):
Retail:
Residential	$234	$257
Commercial	155	158
Industrial	56	52
Subtotal	445	467
Other retail revenues, net	2	2
Total retail revenues	447	469
Wholesale revenues	19	17
Other operating revenues	7	7
Total revenues	$473	$493

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	1,931	2,174
Commercial	1,631	1,651
Industrial	822	740
Total retail energy sales	4,384	4,565
Retail energy deliveries:
Commercial	129	130
Industrial	272	261
Total retail energy deliveries	401	391
Total retail energy sales and deliveries	4,785	4,956
Wholesale energy deliveries	580	381
Total energy sold and delivered	5,365	5,337

Number of retail customers at end of period:
Residential	739,837	734,265
Commercial	103,965	103,369
Industrial	201	203
Direct access	390	446
Total retail customers	844,393	838,283

Exhibit 99.1

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	484	1,233
Natural gas	670	948
Total thermal	1,154	2,181
Hydro	478	533
Wind	288	217
Total generation	1,920	2,931
Purchased power:
Term	1,500	1,220
Hydro	530	378
Wind	57	63
Spot	1,240	747
Total purchased power	3,327	2,408
Total system load	5,247	5,339
Less: wholesale sales	(580)	(381)
Retail load requirement	4,667	4,958

	Heating Degree-days
	2015	2014
January	662	724
February	437	683
March	382	484
1st Quarter	1,481	1,891
1st Quarter average *	1,864	1,864
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).